EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement of Rodin Global Property Trust, Inc. on Form S-11 (No. 333-214130) to be filed on or about January 28, 2019 of our report dated December 19, 2017, on our audit of the statement of revenues and certain expenses of CF Net Lease Portfolio IV DST for the period from November 15, 2016 (commencement) through December 31, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

January 28, 2019